Exhibit 99.1

2011–14

Contact:                      Jeff Altamari
Vice President, Investor Relations
(713) 513-3344

CAMERON TO ACQUIRE LETOURNEAU TECHNOLOGIES DRILLING SYSTEMS AND OFFSHORE PRODUCTS

HOUSTON (August 31, 2011) – Cameron (NYSE: CAM) has agreed to acquire LeTourneau Technologies Drillings Systems and Offshore Products divisions from Joy Global Inc. (NASDAQ: JOYG) for approximately $375 million in cash. The boards of Cameron and Joy Global Inc. have unanimously approved the transaction, which is subject to customary closing conditions. Closing is scheduled during the 4th quarter of 2011.

LeTourneau is a well established provider of drilling equipment and rig designs and components for both the land and offshore rig markets. LeTourneau’s products include elevating systems, skidding systems, cranes, top drives, rotary tables, draw works, mud pumps and rig control and power systems.

“The addition of LeTourneau’s portfolio of drilling equipment and rig components adds to our existing products offering and enhances the growth opportunities for our drilling systems platform”, said Jack Moore, Chairman and CEO of Cameron. “We welcome the LeTourneau team to the Cameron family and look forward to providing our customers and theirs with a greater suite of products and services.”  Moore further stated that this acquisition is expected to be accretive to Cameron’s 2012 earnings.

Credit Suisse Securities (USA) LLC advised Cameron in connection with the transaction.  Porter Hedges LLP are serving as legal advisor.

Cameron is a leading provider of flow equipment products, systems and services to worldwide oil, gas and process industries.

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Terms such as "anticipate," "believe," "estimate," "expect," "indicate," "may be," "objective," "plan," "predict," "will," "will be," and the like are intended to identify forward-looking statements. The forward-looking statements in this press release are based on our current expectations and are made only as of the date of this press release. In addition, certain market outlook information is based on third-party sources that we cannot independently verify, but that we believe reliable. We undertake no obligation to update forward-looking statements to reflect new information. We cannot assure you the projected results or events will be achieved. Because forward-looking statements involve risks and uncertainties, they are subject to change at any time. Such risks and uncertainties, many of which are beyond our control, include, but are not limited to overall demand for, and pricing of, the Company’s products; the size and timing of orders; the Company’s ability to successfully execute the large subsea and drilling systems projects it has been awarded; the possibility of cancellations of orders; the Company’s ability to convert backlog into revenues on a timely and profitable basis; the impact of acquisitions the Company has made or may make; changes in the price of (and demand for) oil and gas in both domestic and international markets; raw material costs and availability; political and social issues affecting the countries in which the Company does business; fluctuations in currency markets worldwide; and variations in global economic activity.  In particular, current and projected oil and gas prices historically have generally directly affected customers’ spending levels and their related purchases of the Company’s products and services.  Additionally, changes in oil and gas price expectations may impact the Company’s financial results due to changes it may make in its cost structure, staffing or spending levels.
Because the information herein is based solely on data currently available, it is subject to change as a result of changes in conditions over which the Company has no control or influence, and should not therefore be viewed as assurance regarding the Company’s future performance.  Additionally, the Company is not obligated to make public indication of such changes unless required under applicable disclosure rules and regulations.

Website: www.c-a-m.com